FUND PARTICIPATION AGREEMENT

THIS FUND PARTICIPATION AGREEMENT ("Agreement") made as of the 2nd day of February, 2011, by and between Lord Abbett Series Fund, Inc. (the "Fund") a Maryland Corporation, on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto, (each a "Portfolio") and collectively, the "Portfolios") Lord Abbett Distributor LLC, a New York limited liability company (the "Distributor"), and Security Benefit Life Insurance Company (the "Company"), a life insurance company organized under the laws of the State of Kansas.

WHEREAS, the Fund is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the " '40 Act") as an open-end, diversified management investment company; and

WHEREAS, the Fund is organized as a series fund comprised of separate investment series, namely the Portfolios; and

WHEREAS, the Fund was organized to act as the funding vehicle for certain variable life insurance and/or variable annuity contracts ("Variable Contracts") offered by life insurance companies through separate accounts of such life insurance companies and also offers its shares to certain qualified pension and retirement plans; and

WHEREAS, the Fund has filed an application with the SEC requesting an order granting relief from various provisions of the '40 Act and the rules thereunder to the extent necessary to permit Fund shares to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated participating insurance companies accounts ("Participating Companies") and qualified pension and retirement plans outside the separate account context (including, without limitation, those trusts, plans, accounts, contracts or annuities described in Sections 401(a), 401(k), 403(a), 403(b), 408(a), 408(b), 414(d), 457(b), 408(k), 501(c)(18), and 530  of the Internal Revenue Code of 1986, as amended (the “Code”), deferred compensation plans and any other trust, plan, account, contract or annuity trust that is determined to be within the scope of Treasury Regulation §1.817.5(f)(3)(iii) ("Plans"); and

WHEREAS, the Company has established or will establish one or more separate accounts ("Separate Accounts") to offer Variable Contracts and is desirous of having the Fund as one of the underlying funding vehicles for such Variable Contracts; and

WHEREAS, the Distributor is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 (the " '34 Act") as amended and acts as the Fund’s principal underwriter; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares of the Fund to fund the aforementioned Variable Contracts and the Fund is authorized to sell such shares to the Company at NAV.

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, and the Distributor agree as follows:

Article I.  Sale of Fund Shares

1.1           The Fund agrees to make Variable Contract Class shares ("Shares") of the Fund available to the Separate Accounts of the Company for the investment of purchase payments of Variable Contracts allocated to the designated Separate Accounts as provided in the Fund's then current prospectus and statement of additional information.  The Company agrees to purchase and redeem the Shares of the Portfolios offered by the then current prospectus and statement of additional information of the Fund in accordance with the provisions of such prospectus and statement of additional information.  The Company shall not permit any person other than a Variable Contract owner ("Owner") or the Owner’s designee, to give instructions to the Company which would require the Company to redeem or exchange Shares of the Fund.

1.2           The Fund agrees to sell to the Company those Shares of the selected Portfolios of the Fund which the Company orders, executing such orders on a daily basis at the net asset value ("NAV") next computed after receipt by the Fund or its designee of the order for the Shares of the Fund.  For purposes of this Section 1.2, the Company shall be the designee of the Fund for receipt of such orders from the designated Separate Account and receipt by such designee shall constitute receipt by the Fund; provided, to the extent not inconsistent with regulatory requirements, that the Company receives the order by 4:00 p.m. Eastern time and the Fund receives notice from the Company by telephone, facsimile (orally confirmed) or by such other means as the Fund and the Company may mutually agree of such order by 9:00 a.m. Eastern time on the next following Business Day.  "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its NAV pursuant to the rules of the SEC.

1.3           The Fund agrees to redeem on the Company's request, any full or fractional Shares of the Fund held by the Company, executing such requests on a daily basis at the NAV next computed after receipt by the Fund or its designee of the request for redemption, in accordance with the provisions of this agreement and the Fund's then current registration statement.  For purposes of this Section 1.3, the Company shall be the designee of the Fund for receipt of requests for redemption from the designated Separate Account and receipt by such designee shall constitute receipt by the Fund; provided, to the extent not inconsistent with regulatory requirements, that the Company receives the request for redemption by 4:00 p.m. Eastern time and the Fund receives notice from the Company by telephone, facsimile (orally confirmed) or by such other means as the Fund and the Company may mutually agree of such request for redemption by 9:00 a.m. Eastern time on the next following Business Day.

1.4           The Fund shall furnish, on or before the ex-dividend date, notice to the Company of any income dividends or capital gain distributions payable on the Shares of any Portfolios of the Fund. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of the Portfolio. The Fund shall notify the Company or its designee of the number of Shares so issued as payment of such dividends and distributions.

1.5   The Fund shall make the NAV per share for the selected Portfolios available to the Company on a daily basis, via a mutually agreeable form, as soon as reasonably practicable after the NAV per share is calculated but shall use its best efforts to make such NAV available by 6:30 p.m. Eastern time. If the Fund provides the Company with materially incorrect share net asset value information, the Company on behalf of the Separate Accounts, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share net asset value.  Any material error in the calculation of the net asset value per share, dividend or capital gain information shall be reported promptly to the Company upon discovery. In the event that any such material error is the result of the gross negligence of the Fund, or its designated agent for calculating the net asset value, any administrative or other costs or losses incurred for correcting underlying Owner accounts shall be at the Distributor’s expense.

1.6           At the end of each Business Day, the Company shall use the information described in Section 1.5 to calculate Separate Account unit values for the day.  Using these unit values, the Company shall process each such Business Day's Separate Account transactions based on requests and premiums received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of Fund Shares which shall be purchased or redeemed at that day's closing NAV per share.  To the extent not inconsistent with regulatory requirements, the net purchase or redemption orders so determined shall be transmitted to the Fund by the Company by 9:00 a.m. Eastern time on the Business Day next following the Company's receipt of such requests and premiums in accordance with the terms of Sections 1.2 and 1.3 hereof.

1.7           If the Company's order requests the purchase of Fund Shares, the Company shall pay for such purchase by wiring federal funds to the Fund or its designated custodial account on the day the order is transmitted by the Company.  If the Company's order requests a net redemption resulting in a payment of redemption proceeds to the Company, the Fund shall use its best efforts to wire the redemption proceeds to the Company on the same Business day the order is transmitted by the Company, unless doing so would require the Fund to dispose of Portfolio securities or otherwise incur additional costs.  In any event, proceeds shall be wired to the Company within three Business Days or such longer period permitted by the '40 Act or the rules, orders or regulations thereunder and the Fund shall notify the person designated in writing by the Company as the recipient for such notice of such delay by 3:00 p.m. Eastern time the same Business Day that the Company transmits the redemption order to the Fund.

1.8           The Fund agrees that all Shares of the Portfolios of the Fund will be sold only to Participating Insurance Companies which have agreed to participate in the Fund to fund their Separate Accounts and/or to Plans, all in accordance with the requirements of Section 817(h) of the Code and Treasury Regulation §1.817-5.  Shares of the Portfolios of the Fund will not be sold directly to the general public.

1.9           The Fund may refuse to sell Shares of any Portfolios to any person, or suspend or terminate the offering of the Shares of any Portfolios if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Directors/Trustees of the Fund (the "Board"), deemed necessary, desirable or appropriate.   Without limiting the foregoing, it has been determined that there is a significant risk that the Fund and its shareholders may be adversely affected by short-term or excessive trading activity, particularly activity used to try and take advantage of short-term swings in the market.  Accordingly, the Fund reserves the right to reject any purchase order, including those purchase orders with respect to shareholders or accounts whose trading has been or may be disruptive to the Fund or that may otherwise adversely affect the Fund.  The Company agrees to use its reasonable best efforts to render assistance to, and to cooperate with, the Fund to achieve compliance with the Fund’s policies and restrictions on short-term or excessive trading activity as they may be amended from time to time, or to the extent required by applicable regulatory requirements.

1.10           Issuance and transfer of Portfolio Shares will be by book entry only.  Stock certificates will not be issued to the Company or the Separate Accounts.  Shares ordered from Portfolios will be recorded in appropriate book entry titles for the Separate Accounts.

1.11           The parties may agree, in lieu of the procedures set forth above in this Article I, to place and settle trades for Fund shares through a clearing corporation.  In the event that such a clearing corporation is used, the parties agree to abide by the rules of the clearing corporation.

Article II.  Owner Transaction Information

2.1           The Company agrees to provide to the Funds or their designee, upon request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN”), or other government-issued identifier ("GII"), if known, of any or all Owners underlying an Account and the amount, date, name or other identifier of any investment professional(s) associated with such Owners (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account (the “Information”).  In addition:

(i)           Requests for Information must set forth a specific period, not to exceed ninety (90) business days from the date of the most recent calendar month-end preceding the request, for which Information is sought.  The Funds or their designee may request Information older than ninety (90) business days from the date of the request as they deem necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds;

(ii)           In accordance with the preceding paragraph, the Company agrees to transmit the Information to the Funds or their designee promptly, but in any event not later than five (5) business days, after receipt of a request for Information or after the last day of a period for which the Information has been requested, unless mutually agreed upon otherwise by the parties.  If requested by the Funds or their designee, the Company agree to use best efforts to determine promptly whether any specific person about whom it has received Information is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the Funds or their designee, promptly either: (i) provide or arrange to provide to the Funds or their designee the Information and any other information required to be provided by law, rule, or regulation for those Owners who hold accounts with an Indirect Intermediary; or (ii)  restrict or prohibit the Indirect Intermediary from purchasing Shares in nominee name on behalf of other persons.  The Company agrees to inform the Funds or their designee whether the Company will perform (i) or (ii).  For purposes of this paragraph, an "Indirect Intermediary" has the same meaning as provided in Rule 22c-2 under the '40 Act ("Rule 22c-2");

(iii)           To the extent practicable, the format for any Information provided to the Funds should be consistent with the NSCC's Standardized Data Reporting Format, or if not practicable, in an alternative format mutually agreed upon by the parties; and

(iv)           The Funds agree not to use Information received from the Company solely as a result of entering into this Agreement for marketing or any other similar purpose without the Company's prior written consent, unless otherwise required by law, rule, or regulation.

2.2           The Company agrees to execute instructions from the Funds or their designee ("Instructions") to restrict or prohibit further purchases or exchanges of Shares by Owners that have been identified by the Funds or a designee as having engaged in transactions in Shares (directly or indirectly through the Account) that may violate the Funds' policies regarding short term or excessive trading activity.  The Funds or their designee will include in the Instructions the TIN, ITIN, or GII, if known, and the specific restriction(s) to be implemented.  If the TIN, ITIN, or GII, is not known, the Instructions must include an equivalent identifying number of the Owners or other agreed upon information to which the Instructions relate.  In addition, the Company agrees as follows:

(i)           To implement Instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the Instructions by the Company; and

(ii)           To provide confirmation to the Funds in a mutually agreed upon format that Instructions have been implemented.  The Company agrees to provide confirmation as soon as is reasonably practicable, but not later than ten (10) business days after the Instructions have been implemented.

2.3  For the purpose of this Article 2:

(i)           The term "Funds" does not include any "excepted funds" as defined in Rule 22c-2.

(ii)           The term "Shares" means the interests of Owners corresponding to the redeemable securities of record issued by the Funds under the 1940 Act that are held by the Company.

(iii)           The term "Owner" means the beneficial Owner of Shares, whether the Shares are held directly or by the Company in nominee name.

Article III. Fees and Expenses

3.1           Except as otherwise provided under this Agreement, the Fund and the Distributor shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Fund or the Distributor, except as made a part of this Agreement as it may be amended from time to time with the mutual consent of the parties hereto.  All expenses incident to performance by each party of its respective duties under this Agreement shall be paid by that party, unless otherwise specified in this Agreement.

Article IV.  Representations and Warranties

4.1           The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of Kansas and that it has legally and validly established each Separate Account as a segregated asset account under such laws.

4.2           The Company represents and warrants that it has registered or, prior to any issuance or sale of the Variable Contracts, will register each Separate Account as a unit investment trust ("UIT") in accordance with the provisions of the '40 Act and cause each Separate Account to remain so registered to serve as a segregated asset account for the Variable Contracts, unless an exemption from registration is available.

4.3           The Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to each Separate Account are, in accordance with the applicable Variable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of the Company.  The Company represents and warrants that the assets of the Separate Account are and will be kept separate from the General Account of the Company and any other separate accounts the Company may have, and will not be charged with liabilities from any business that the Company may conduct or the liabilities of any companies affiliated with the Company.

4.4           The Company represents and warrants that the Variable Contracts will be registered under the Securities Act of 1933 (the "'33 Act") unless an exemption from registration is available prior to any issuance or sale of the Variable Contracts and that the Variable Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and further that the sale of the Variable Contracts shall comply in all material respects with state insurance law suitability requirements. The Company agrees to notify the Fund promptly of any investment restrictions imposed by state insurance law applicable to the Fund.

4.5           The Company represents and warrants that the Variable Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Variable Contracts have ceased to be so treated or that they might not be so treated in the future.

4.6           The Fund represents and warrants that the Portfolio Shares offered and sold pursuant to this Agreement will be registered under the '33 Act and sold in accordance with all applicable federal and state laws, and the Fund shall be registered under the '40 Act prior to and at the time of any issuance or sale of such Shares.  The Fund shall amend its registration statement under the '33 Act and the '40 Act from time to time as required in order to effect the continuous offering of its Shares.  The Fund shall register and qualify its Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

4.7           The Fund represents and warrants that each Portfolio will comply with the diversification requirements set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation Treasury Regulation §1.817-5, and will notify the Company immediately upon having a reasonable basis for believing any Portfolio has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify the Portfolio to achieve compliance.

4.8           The Fund represents and warrants that each Portfolio invested in by the Separate Account intends to elect to be treated as a "regulated investment company" under Subchapter M of the Code, and to qualify for such treatment for each taxable year and will notify the Company immediately upon having a reasonable basis for believing it has ceased to so qualify or might not so qualify in the future.

4.9           The Distributor represents and warrants that it is and will be a member in good standing of the Financial Industry Regulatory Authority, Inc. ("FINRA") and is and will be registered as a broker-dealer with the SEC.  The Distributor further represents that it will sell and distribute Portfolio Shares in accordance with all applicable state and federal laws and regulations, including without limitation the '33 Act, the '34 Act and the '40 Act.

4.10           The Distributor represents and warrants that it will remain duly registered and licensed in all material respects under all applicable federal and state securities laws and shall perform its obligations hereunder in compliance in all material respects with any applicable state and federal laws.

4.11           The Fund and Distributor represent and warrant that each of its directors, trustees, officers, employees, and other individuals/entities who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than that required by Rule 17g-1 under the '40 Act.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.  The Fund shall make all reasonable efforts to see that this bond or another bond containing these same provisions is always in effect, and each agrees to notify the Company in the event such coverage no longer applies.

4.12           The Company represents and warrants that all of its employees and agents who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than that required to be maintained by entities subject to the requirements of Rule 17g-1 of the '40 Act.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.  The Company shall make all reasonable efforts to see that this bond or another bond containing these same provisions is always in effect, and each agrees to notify the Fund in the event such coverage no longer applies.

Article V.  Prospectus and Proxy Statements

5.1           The Fund shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Fund.

5.2           At least annually, the Fund or its designee shall provide the Company, free of charge, with as many copies of the current prospectus for the Shares of the Portfolios as the Company may reasonably request with expenses to be borne in accordance with Schedule A hereof.  If requested by the Company in lieu thereof, the Fund or its designee shall provide such documentation in a mutually agreeable form and such other assistance as is reasonably necessary in order for the parties to have the prospectus for the Variable Contracts and the prospectus for the Fund Shares and any other fund shares offered as investments for the Variable Contracts printed together in one document, provided however that the Company shall ensure that, except as expressly authorized in writing by the Fund, no alterations, edits or changes whatsoever are made to prospectuses or other Fund documentation after such documentation has been furnished to the Company or its designee, and the Company shall assume liability for any and all alterations, errors or other changes that occur to such prospectuses or other Fund documentation after it has been furnished to the Company or its designee.

5.3           The Fund shall provide the Company with copies of the Fund's proxy statements, Fund reports to shareholders, and other Fund communications to shareholders in such quantity as the Company shall reasonably request.  Alternatively and in lieu thereof, the Company may elect to print any of the Fund's proxy statements, Fund reports to shareholders, and other Fund communications to shareholders.

5.4           Upon request, the Fund will provide the Company with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to the Portfolios after the filing of each such document with the SEC or other regulatory authority.  Upon request, the Company will provide the Fund with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that relate to a Separate Account after the filing of each such document with the SEC or other regulatory authority.

Article VI.  Sales Materials

6.1           The Company will furnish, or will cause to be furnished, to the Fund or the Distributor, each piece of sales literature or other promotional material in which the Fund, the Distributor or any affiliate thereof is named.  No such material shall be used unless the Fund or the Distributor approves such material.  Such approval shall be presumed given if notice to the contrary is not received by the Company within ten (10) Business Days after receipt by the Fund or the Distributor of such material.

6.2           The Fund or the Distributor will furnish, or will cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company or its Separate Accounts are named.  No such material shall be used unless the Company approves such material.  Such approval shall be presumed given if notice to the contrary is not received by the Fund or within ten (10) Business Days after receipt by the Company of such material.

6.3           Except with the permission of the Company, neither the Fund nor the Distributor shall give any information or make any representations on behalf of the Company or concerning the Company, the Separate Accounts, or the Variable Contracts other than the information or representations contained in the registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports of the Separate Accounts for distribution to Owners of such Variable Contracts, or in sales literature or other promotional material approved by the Company or its designee.  Neither the Fund nor the Distributor shall give such information or make such representations or statements in a context that causes the information, representations or statements to be false or misleading.

6.4           Except with the permission of the Fund or the Distributor, neither the Company nor its affiliates or agents shall give any information or make any representations or statements on behalf of the Fund, the Distributor or any affiliate thereof or concerning the Fund, the Distributor or any affiliate thereof, other than the information or representations contained in the registration statements or prospectuses for the Fund, as such registration statements and prospectuses may be amended or supplemented from time to time, or in reports to shareholders or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or the Distributor or designee thereof.  Neither the Company nor its affiliates or agents shall give such information or make such representations or statements in a context that causes the information, representations or statements to be false or misleading.

6.5           For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters,  reprints or excerpts of any other advertisement, sales literature, or published article), and any other material constituting sales literature or advertising under the National Association of Securities Dealers, Inc. or FINRA rules, the '40 Act or the '33 Act.

Article VII. Potential Conflicts

7.1           The parties acknowledge that the Fund has received an exemptive order from the  SEC granting relief from various provisions of the '40 Act and the rules thereunder to the extent necessary to permit the Fund Shares to be sold to and held by variable annuity and variable life insurance separate accounts of Participating Companies and Plans. The terms of such exemptive order (the "Mixed and Shared Funding Exemptive Order"); require the Fund and each Participating Company and Plan to comply with conditions and undertakings substantially as provided in this Article. In the event of any inconsistencies between the terms of the Mixed and Shared Funding Exemptive Order and those provided for in this Article, the conditions and undertakings imposed by the Mixed and Shared Funding Exemptive Order shall govern this Agreement.

7.2           The Fund's Board will monitor the Fund for the existence of any material irreconcilable conflict between and among the interests of the Owners of all Participating Companies and of Plan Participants and Plans investing in the Fund, and determine what action, if any, should be taken in response to such conflicts.  An irreconcilable material conflict may arise for a variety of reasons, which may include: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Fund are being managed; (e) a difference in voting instructions given by variable annuity and variable life insurance contract Owners; (f) a decision by a Participating Insurance Company to disregard the voting instructions of Owners and (g) if applicable, a decision by a Plan to disregard the voting instructions of plan participants.

7.3           The Company will report any potential or existing conflicts to the Board.  The Company will be obligated to assist the Board in carrying out its duties and responsibilities under the Mixed and Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised.  The responsibility includes, but is not limited to, an obligation by the Company to inform the Board whenever it has determined to disregard Owners voting instructions.

7.4           If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract Owner investments in the Fund, the Board shall give prompt notice of the conflict and the implications thereof to all Participating Companies and Plans.  If the Board determines that the Company is a relevant Participating Company or Plan with respect to said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict.  Such necessary action may include but shall not be limited to: (a) withdrawing the assets allocable to some or all of the Separate Accounts from the Fund or any Portfolio thereof and reinvesting those assets in a different investment medium, which may include another Portfolio of the

Fund, or another investment company; (b) submitting the question as to whether such segregation should be implemented to a vote of all affected Owners and as appropriate, segregating the assets of any appropriate group (i.e., variable annuity or variable life insurance contract Owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Owners the option of making such a change; and (c) establishing a new registered management investment company (or series thereof) or managed separate account.  If a material irreconcilable conflict arises because of the Company's decision to disregard Owner voting instructions, and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the election of the Fund to withdraw the Separate Account's investment in the Fund, and no charge or penalty will be imposed as a result of such withdrawal.  The responsibility to take such remedial action shall be carried out with a view only to the interests of the Owners.  For the purposes of this Article, a majority of the disinterested members of the Board shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict but in no event will the Fund or its investment adviser (or any other investment adviser of the Fund) be required to establish a new funding medium for any Variable Contract.  Further, the Company shall not be required by this Article to establish a new funding medium for any Variable Contracts if any offer to do so has been declined by a vote of a majority of Owners materially and adversely affected by the irreconcilable material conflict.

7.5           The Board's determination of the existence of an irreconcilable material conflict and its implications shall be made known promptly and in writing to the Company.

7.6           No less than annually, the Company shall submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out its obligations.  Such reports, materials, and data shall be submitted more frequently if deemed appropriate by the Board.

7.7           If and to the extent that the SEC promulgates new rules or regulations with respect to mixed or shared funding on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies as appropriate, shall take such steps as may be necessary to comply with such rules and regulations, as adopted, to the extent such rules are applicable; and (b) this Article VI shall be deemed to incorporate such new terms and conditions, and any term or condition of this Article VI that is inconsistent therewith, shall be deemed to be succeeded thereby.

7.8           The Company acknowledges it has been advised by the Fund that it may be appropriate for the Company to disclose the potential risks of mixed and shared funding in prospectuses or other applicable disclosure documents.

Article VIII. Voting

8.1           The Company will provide pass-through voting privileges to all Owners so long as the SEC continues to interpret the '40 Act as requiring pass-through voting privileges for Owners.  Accordingly, the Company shall, at the Company’s option, follow one of the two methods described below to provide pass-through voting privileges to Owners:

(i) Provide a list of Owners with value allocated to a Portfolio as of the record date to the Fund or its agent in order to permit the Fund to send solicitation material and gather voting instructions from Owners on behalf of the Company.  The Company shall also provide such other information to the Fund as is reasonably necessary in order for the Fund to properly tabulate votes for Fund initiated proxies.  In the event that the Company chooses this option, the Fund shall be responsible for properly “echo voting” shares of a Portfolio for which no voting instructions have been received.

(ii) Solicit voting instructions from Owners itself and vote shares of the Portfolio in accordance with instructions received from Owners.  The Company shall vote the shares of the Portfolios for which no instructions have been received in the same proportion as shares of the Portfolio for which instructions have been received.

8.2           The Company reserves the right to vote Fund shares held in its general account in its own right, to the extent permitted by applicable laws.

The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund Shares held for such Owners.

Article IX.  Indemnification

9.1           Indemnification by the Company.  The Company agrees to indemnify and hold harmless the Fund and the Distributor, and each of their trustees, directors, members, principals, officers, partners, employees and agents and each person, if any, who controls the Fund or the Distributor within the meaning of Section 15 of the '33 Act (collectively, the "Indemnified Parties" for purposes of this Article) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's Shares or the Variable Contracts and:

(i)           arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Variable Contracts or contained in the Variable Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of an Indemnified Party for use in the registration statement or prospectus for the Variable Contracts or in the Variable Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or Fund Shares; or

(ii)           arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Fund not supplied by the Company, or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Variable Contracts or Fund Shares; or

(iii)           arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Company; or

(iv)           arises as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v)           arises out of information or instructions from the Company or its agents concerning the purchase, redemption, transfer or other transaction in Fund Shares; or

(vi)           arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

(b)           The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.

(c)           The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate at its own expense in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

9.2           Indemnification by the Fund and the Distributor.  (a)  Subject to Section 9.3 below, the Fund and the Distributor agree to indemnify and hold harmless the Company and each of its directors, officers, employees, and agents and each person, if any, who controls the Company within the meaning of Section 15 of the '33 Act (collectively, the "Indemnified Parties" for the purposes of this Article) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund and the Distributor which consent shall not be unreasonably withheld) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund's Shares or the Variable Contracts and:

(i)           arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Fund or the Distributor by or on behalf of the Company for use in the registration statement or prospectus for the Fund (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or Shares; or

(ii)           arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Variable Contracts not supplied by the Fund or the Distributor or persons under its control) or wrongful conduct of the Fund or the Distributor or persons under its control, with respect to the sale or distribution of the Variable Contracts or Shares; or

(iii)           arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the Variable Contracts, or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company for inclusion therein by or on behalf of the Fund or the Distributor; or

(iv)           arise as a result of a failure by the Fund or the Distributor to provide the services and furnish the materials under the terms of this Agreement; or

(v)           arise out of or result from any material breach of any representation and/or warranty made by the Fund or the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund or the Distributor.

(b)           The Fund or the Distributor shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

(c)           The Fund or the Distributor, as the case may be, shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund or the Distributor, as the case may be, in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund or the Distributor of any such claim shall not relieve the Fund or the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against the Indemnified Parties, the Fund or the Distributor shall be entitled to participate at its own expense in the defense thereof. The Fund or the Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from the Fund or the

Distributor to such party of the Fund's or the Distributor's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund or the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

9.3  Indemnification for Errors.  In the event of any error or delay with respect to information regarding the purchase, redemption, or transfer of Shares of the Fund, the Company agrees that it is obligated to make the Fund whole for any error or delay that it causes, subject in the case of pricing errors to the related Portfolio's policies on materiality of pricing errors.  Each party agrees to provide the other with prompt notice of any errors or delays of the type referred to in this Section.

9.4           If any party to this Agreement is unable to perform its obligations hereunder because of acts of God, terror, strikes, equipment or transmission failure or other causes beyond such party’s reasonable control, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that each party will take all reasonable steps to minimize such damages.

Article X.  Term; Termination

10.1          This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

10.2          This Agreement shall terminate in accordance with the following provisions:

(a)            At the option of the Company or the Fund at any time from the date hereof upon ninety (90) days notice, unless a shorter time is agreed to by the parties;

(b)            At the option of the Company, if Fund Shares are not reasonably available to meet the requirements of the Variable Contracts as determined by the Company.  Prompt notice of election to terminate shall be furnished by the Company, said termination to be effective ten days after receipt of notice unless the Fund makes available a sufficient number of Shares to reasonably meet the requirements of the Variable Contracts within said ten-day period;

                (c)           At the option of the Company, upon the institution of formal proceedings against the Fund by the SEC, FINRA, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Company's reasonable judgment, materially impair the Fund's ability to meet and perform the Fund's obligations and duties hereunder.  Prompt notice of election to terminate shall be furnished by the Company with said termination to be effective upon receipt of notice;

               (d)           At the option of the Fund, upon the institution of formal proceedings against  the Company by the SEC, FINRA, or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Fund's reasonable judgment, materially impair the Company's ability to meet and perform its obligations and duties hereunder.  Prompt notice of election to terminate shall be furnished by the Fund with said termination to be effective upon receipt of notice;

                (e)           In the event the Fund's Shares are not registered, issued or sold in accordance with applicable state or federal law, or such law precludes the use of such Shares as the underlying investment medium of Variable Contracts issued or to be issued by the Company.  Termination shall be effective upon such occurrence without notice;

(f)              At the option of the Fund if the Variable Contracts cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code, or if the Fund reasonably believes that the Variable Contracts may fail to so qualify.  Termination shall be effective upon receipt of notice by the Company;

              (g)              At the option of the Company, upon the Fund's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Company within ten days after written notice of such breach is delivered to the Fund;

(h)             At the option of the Fund, upon the Company's breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Fund within ten days after written notice of such breach is delivered to the Company;

(i)              At the option of the Fund, if the Variable Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon such occurrence without notice; and

(j)              In the event this Agreement is assigned without the prior written consent of the Company, the Fund, and the Distributor, termination shall be effective immediately upon such occurrence without notice.

10.3           Notwithstanding any termination of this Agreement pursuant to Section 10.2 hereof, the Fund at the option of the Company will continue to make available additional Fund Shares, as provided below, pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts").  Specifically, without limitation, the Owners of the Existing Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the payment of additional premiums under the Existing Contracts.

10.4           Notwithstanding any termination of this Agreement, each party’s obligation under Article IX to indemnify the other parties shall survive.

Article XI.  Notices

11.1           Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

Lord Abbett Family of Funds
90 Hudson Street
Jersey City, NJ 07302
Attention:  General Counsel

If to the Distributor:

Lord Abbett Distributor LLC
90 Hudson Street
Jersey City, NJ 07302
Attention:  General Counsel

If to the Company:

Security Benefit Life Insurance Company
One Security Benefit Place
Topeka, KS  66636-0001
Attention: General Counsel

Notice shall be deemed given on the date of receipt by the addressee as evidence by the return receipt.

Article XII.  Miscellaneous

12.1           Privacy.  Each party hereto acknowledges that, by reason of its performance under this Agreement, it shall have access to, and shall receive from the other party (and its affiliates, partners and employees), the confidential information of the other party (and its affiliates, partners and employees), including but not limited to the "nonpublic personal information" of their consumers within the meaning of SEC Regulation S-P (collectively, “Confidential Information”).  Each party shall hold all such Confidential Information in the strictest confidence and shall use such Confidential Information solely in connection with its performance under this Agreement and for the business purposes set forth in this Agreement.  Under no circumstances may a party cause any Confidential Information of the other party to be disclosed to any third party or reused or redistributed without the other party's prior written consent.

12.2           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.3           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.4           Governing Law.  This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.  It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the SEC granting exemptive relief therefrom and the conditions of such orders.

12.5           Liability.  This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund.  The obligations of this Agreement shall be binding upon the assets and property of the Fund and each respective Portfolio thereof only and shall not be binding on any Director/Trustee, officer or shareholder of the Fund individually.  In addition, notwithstanding any other provision of this Agreement, no Portfolio shall be liable for any loss, expense, fee, charge or liability of any kind relating to or arising from the actions or omissions of any other Portfolio or from the application of this Agreement to any other

Portfolio.  It is also understood that each of the Portfolios shall be deemed to be entering into a separate Agreement with the Company so that it is as if each of the Portfolios had signed a separate Agreement with the Company and that a single document is being signed simply to facilitate the execution and administration of the Agreement.

12.6           Inquiries and Investigations.  Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.7           Subcontractors, Agents or Affiliates.  The Company may hire or make arrangements for subcontractors, agents or affiliates to perform the services set forth in this Agreement.  The Company agrees that it is and will be responsible for the acts and omissions of its subcontractors, affiliates, and agents and that the indemnification provided by the Company in Section 9 of this Agreement shall be deemed to cover the acts and omissions of such subcontractors, affiliates, and agents to the same extent as if they were the acts or omissions of the Company.

12.8           Client Lists.  The Company hereby consents to the Distributor's, the Fund's, or its investment adviser's use or reference to the Company's name in connection with any full, partial or representative list of clients.

12.9           Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreement and understandings relating to the subject matter hereof.

12.10           Amendment, Waiver and Other Matters.   Neither this Agreement, nor any provision hereof, may be amended, assigned, waived, modified or terminated in any manner except by a written instrument properly authorized and executed by all parties hereto.  The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

Signatures On Next Page

Lord Abbett Series Fund, Inc.                                                                                                     Lord Abbett Distributor LLC
                                              By:  Lord, Abbett & Co. LLC, its Managing Member

By: __/s/________________________                                                                                     By:  __/s/_________________________
      Lawrence H. Kaplan                                                                                                                      Lawrence H. Kaplan
      Vice President and Secretary                                                                                                        Member

Security Benefit life insurance company

By:    __/s/__________________________
Name: Douglas G. Wolff
Title:   Senior Vice President

SCHEDULE A
EXPENSES
The Fund and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below.  The term “Current” is defined as an existing Contract owner with value allocated to one or more Portfolios.  The term “Prospective” is defined as a potential new Contract owner.

Item	Function	Party Responsible for Expense
Fund Prospectus and SAI (including Supplements)	Printing and Distribution (including postage)	Current Contract Owners – Fund (Company may choose to do the printing at Fund’s expense); Prospective Contract Owners – Company
Proxy Material for Fund	Printing, Distribution to Current (including postage), tabulation and solicitation	Fund
Fund Annual & Semi-Annual Report	Printing and Distribution (including postage)	Current Contract Owners – Fund (Company may choose to do the printing at Fund’s expense); Prospective Contract Owners – Company
Contract Prospectus	Printing and Distribution (including postage)	Company
Contract Prospectus and SAI Supplements	Printing and Distribution (including postage)	Company
Contract SAI	Printing and Distribution (including postage)	Company
Other communication to Prospective and Current	Printing and Distribution (including postage)	If Required by Law or Fund – Fund If Required by Company – Company
Operations of the Fund
All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of a Fund, and expenses paid or assumed by a Fund pursuant to any Rule 12b-1 plan
Fund
Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company